Exhibit 99.1

Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations

Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES FIRST QUARTER 2007 RESULTS

RADNOR, PA (BusinessWire) May 2, 2007 – Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended March 31, 2007 and provided an update of full-year 2007 guidance.

Financial and operational results for the first quarter of 2007 included the following:

•	Distributable cash flow of $26.0 million, as compared to $24.0 million in the prior year quarter;

•	Operating income of $22.3 million, as compared to $18.2 million in the prior year quarter;

•	Net income of $16.4 million, or $0.30 per limited partner unit, as compared to $8.3 million, or $0.19 per limited partner unit, in the prior year quarter;

•	Coal production by lessees of 8.3 million tons, as compared to 7.7 million tons in the prior year quarter;

•	Average coal royalty of $3.02 per ton, as compared to an average coal royalty of $2.90 per ton in the prior year quarter;

•	Natural gas midstream system throughput volumes of 15.9 billion cubic feet (Bcf), or 177 million cubic feet (MMcf) per day, as compared to 14.2 Bcf, or 158 MMcf per day, in the prior year quarter; and

•	Gross midstream processing margin of $15.6 million, or $0.98 per thousand cubic feet (Mcf), as compared to $10.5 million, or $0.74 per Mcf, in the prior year quarter.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

The increase in operating income for the quarter was due primarily to increased operating income from the natural gas midstream segment, fueled by higher system throughput volumes and gross processing margin. Coal segment operating income also increased as the result of higher lessee coal production and average coal royalty rates offset in part by increased operating expenses.

The increase in net income was primarily due to the increase in operating income discussed above, reduced effects of changes in the valuation of unrealized derivative positions and a decrease in interest expense.

Cash Distribution

As previously announced, on May 15, 2007 PVR will pay to unitholders of record as of May 4, 2007 a quarterly cash distribution covering the period January 1 through March 31, 2007 in the amount of $0.41 per unit, or an annualized rate of $1.64 per unit. This annualized distribution represents a $0.04 per unit increase over the annualized distribution of $1.60 per unit paid in the prior two quarters.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to report a good first quarter of 2007 for PVR. We recently raised the annualized distribution for PVR from $1.60 per unit to $1.64 per unit, a 2.5 percent increase from the prior quarter.

“During the first quarter of 2007, coal production by our lessees remained strong, as did the pricing for the coal they produced and the royalties we received. To date, the declines in spot coal prices have primarily impacted operations that have a high cost structure and those that do not have long-term contract prices in place. In PVR’s case, most of our lessees are lower-cost operators with long-term contracts for the majority of their production. Rebounding natural gas prices in the first quarter of 2007 have helped bolster coal industry fundamentals, while at the same time excess coal stockpiles are being depleted due to reduced production and increased demand. We continue to explore coal reserve acquisition opportunities and expect to continue to grow our coal reserve holdings via acquisitions in the future.

“Our natural gas gathering and processing business, operating as PVR Midstream, provided the majority of the increase in PVR’s operating income and cash flow in the first quarter of 2007, as compared to the prior year’s quarter. First quarter 2007 processing margins declined from historically high levels in 2006; however, our concerns entering 2007 regarding a further compression of processing margins have diminished, as processing margins are expected to be strong for the remainder of 2007. We expect to grow PVR Midstream through acquisitions of midstream assets and through organic growth of our existing gathering and processing assets to service increased gas supply.”

Coal Segment Review

Coal production by PVR’s lessees increased seven percent to 8.3 million tons in the first quarter of 2007 from 7.7 million tons in the prior year, primarily due to acquisitions. The 0.6 million ton increase was primarily attributable to higher lessee production in central Appalachia.

First quarter 2007 operating income in PVR’s coal segment was $17.9 million, or five percent higher than the $17.1 million in the prior year. Revenues increased 12 percent to $28.5 million in the first quarter of 2007 from $25.3 million in the prior year and coal royalty revenues increased 11 percent to $25.0 million in the first quarter of 2007 from $22.4 million in the prior year. The increases were due to the seven percent increase in coal production by PVR’s lessees and a four percent increase in the average coal royalty, from $2.90 per ton in the first quarter of 2006 to $3.02 per ton in the first quarter of 2007.

Expenses increased from $8.3 million in the first quarter of 2006 to $10.6 million in the first quarter of 2007, a 28 percent increase, primarily due to: (i) a $1.2 million increase in operating expense, largely as a result of the acquisition of a sub-leased property in May 2006; (ii) a $0.7 million increase in depreciation, depletion and amortization expense due to higher coal production by lessees; and (iii) a $0.4 million increase in general and administrative expense, largely related to acquisition activities.

Natural Gas Midstream Segment Review

System throughput volumes at PVR’s gas processing plants and gathering systems increased 12 percent to 15.9 Bcf, or approximately 177 MMcf per day, in the first quarter of 2007, from the 14.2 Bcf, or approximately 158 MMcf per day, in the prior year. The increase was primarily due to higher average daily system throughput volumes resulting from the pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

First quarter 2007 operating income in PVR’s natural gas midstream segment was $4.4 million, or 267 percent higher than the $1.2 million in the prior year. The gross midstream processing margin increased 48 percent to $15.6 million, or $0.98 per Mcf, in the first quarter of 2007, from $10.5 million, or $0.74 per Mcf, in the prior year, mainly as a result of increased system throughput volumes, complemented by the 32 percent increase in gross midstream processing margin per Mcf.

Expenses, other than cost of gas purchased, increased from $10.0 million in the first quarter of 2006 to $11.5 million in the first quarter of 2007, primarily due to increased operating expenses associated with the increased system throughput volumes.

Capital Resources and Impact of Derivatives

As of March 31, 2007, PVR’s outstanding borrowings were $223.1 million, including $11.8 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. The increase in outstanding borrowings was primarily due to capital expenditures from prior year acquisitions. Due to the lower weighted average level of outstanding borrowings during the first quarter of 2007 as compared to the first quarter of 2006, consolidated interest expense decreased from $4.1 million in the first quarter of 2006 to $3.5 million in the first quarter of 2007.

For the first quarter of 2007, losses on derivatives were $2.6 million as compared to a loss of $6.1 million in the first quarter of 2006. Cash settlements of derivatives included in these amounts resulted in net cash payments of $2.1 million during the first quarter of 2007, compared to net cash payments of $2.7 million in the prior year quarter. See the Guidance Table included in this release for detail of derivative positions as of March 31, 2007.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for full-year 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR’s operating environment changes.

Conference Call

A joint conference call and webcast, during which management will discuss first quarter 2007 results for PVR and Penn Virginia GP Holdings, L.P. (NYSE: PVG), is scheduled for Thursday, May 3, 2007 at 1:00 p.m. ET Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to the PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until May 17, 2007 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #237705. An on-demand replay of the conference call will be available at PVR’s website beginning shortly after the call.

******

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership formed by Penn Virginia Corporation (NYSE: PVA). PVR manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVR, visit PVR’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; energy prices generally and specifically, the price of natural gas and the price of NGLs; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms and to integrate effectively these new operations; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from PVR’s reserves; competition among producers in the coal industry generally and among natural gas midstream companies; PVR’s exposure to the credit risk of its coal lessees and midstream customers; the extent to which the amount and quality of PVR’s actual production differ from its estimated recoverable proved coal reserves; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and the completion of PVG’s initial public offering.

Additional information concerning these and other factors can be found in PVR’s press releases and public periodic filings with the Securities and Exchange Commission, including PVR’s Annual Report on Form 10-K for the year ended December 31, 2005. Many of the factors that will determine PVR’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVR undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues
Natural gas midstream	$95,318	$109,181
Coal royalties	25,000	22,422
Coal services	1,601	1,426
Other	2,281	2,135

Total revenues	124,200	135,164

Expenses
Cost of midstream gas purchased	79,731	98,651
Operating	5,514	3,478
Taxes other than income	843	698
General and administrative	5,639	5,270
Depreciation, depletion and amortization	10,133	8,821

Total expenses	101,860	116,918

Operating Income	22,340	18,246
Interest expense	(3,547)	(4,067)
Interest income	287	294
Derivatives	(2,647)	(6,133)

Net income	$16,433	$8,340

Allocation of net income:
General partner’s interest in net income	$2,494	$510
Limited partners’ interest in net income	$13,939	$7,830
Basic and diluted net income per limited partner unit, common, Class B and subordinated	$0.30	$0.19
Weighted average units outstanding:
Common	42,061	33,994
Class B	4,045	—
Subordinated	—	7,650
Other data:
Coal segment:
Coal royalty tons (in thousands)	8,284	7,720
Average gross coal royalty ($ per ton)	$3.02	$2.90
Natural gas midstream segment:
Throughput volumes (MMcf)	15,900	14,200
Gross midstream processing margin (in thousands)	$15,587	$10,530

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Cash	$12,491	$11,440
Receivables	71,071	66,987
Derivative assets	4,533	449
Other current assets	2,349	2,587

Total current assets	90,444	81,463
Property and equipment, net	553,680	556,513
Equity investments	25,588	25,355
Goodwill and intangibles, net	39,603	40,763
Derivative assets	2,092	2,455
Other long-term assets	7,438	7,474

Total assets	$718,845	$714,023

Liabilities and Partners’ Capital
Current portion of long-term debt	$11,839	$10,832
Accounts payable and accrued liabilities	64,206	63,253
Derivative liabilities	11,778	6,996
Deferred income	7,283	6,999

Total current liabilities	95,106	88,080
Derivative liabilities	6,505	6,618
Other long-term liabilities	7,069	9,931
Long-term debt	211,248	207,214
Partners’ capital	398,917	402,180

Total liabilities and partners’ capital	$718,845	$714,023

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31, 2007
	2007	2006
Operating Activities
Net income	$16,433	$8,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,133	8,821
Commodity derivative contracts:
Total derivative losses	3,490	5,872
Cash settlements of derivatives	(2,072)	(2,922)
Noncash interest expense	165	191
Equity earnings, net of distributions received	(233)	(330)
Changes in operating assets and liabilities	(4,398)	(6,655)

Net cash provided by operating activities	23,518	13,317

Investing Activities
Acquisitions, net of cash acquired	(339)	(3,069)
Additions to property and equipment	(7,002)	(5,496)
Other	43	—

Net cash used in investing activities	(7,298)	(8,565)

Financing Activities
Proceeds from (repayments of) borrowings, net	5,000	(3,300)
Proceeds from issuance of Class B units	860	—
Distributions to partners	(21,029)	(15,524)

Net cash provided by (used in) financing activities	(15,169)	(18,824)

Net increase (decrease) in cash and cash equivalents	1,051	(14,072)
Cash and cash equivalents-beginning balance	11,440	23,193

Cash and cash equivalents-ending balance	$12,491	$9,121

PENN VIRGINIA RESOURCE PARTNERS, L.P.

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Consolidated
Three Months ended March 31, 2007
Revenues
Natural gas midstream	$—	$95,318	$95,318
Coal royalties	25,000	—	25,000
Coal services	1,601	—	1,601
Other	1,883	398	2,281

Total revenues	28,484	95,716	124,200

Expenses
Cost of midstream gas purchased	—	79,731	79,731
Operating	2,155	3,359	5,514
Taxes other than income	323	520	843
General and administrative	2,616	3,023	5,639
Depreciation, depletion and amortization	5,490	4,643	10,133

Total expenses	10,584	91,276	101,860

Operating Income	$17,900	$4,440	$22,340

Production
Coal royalty tons (thousands of tons)	8,284
Throughput volumes (Mmcf)		15,900
Additions to property and equipment and acquisitions, net of cash acquired	$1,336	$6,005	$7,341

	Coal	Natural Gas Midstream	Consolidated
Three Months ended March 31, 2006
Revenues
Natural gas midstream	$—	$109,181	$109,181
Coal royalties	22,422	—	22,422
Coal services	1,426	—	1,426
Other	1,480	655	2,135

Total revenues	25,328	109,836	135,164

Expenses
Cost of midstream gas purchased	—	98,651	98,651
Operating	969	2,509	3,478
Taxes other than income	310	388	698
General and administrative	2,230	3,040	5,270
Depreciation, depletion and amortization	4,752	4,069	8,821

Total expenses	8,261	108,657	116,918

Operating Income	$17,067	$1,179	$18,246

Production
Coal royalty tons (thousands of tons)	7,720
Throughput volumes (Mmcf)		14,200
Additions to property and equipment and acquisitions, net of cash acquired	$6,004	$2,561	$8,565

PENN VIRGINIA RESOURCE PARTNERS, L.P.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,
	2007	2006
Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$16,433	$8,340
Depreciation, depletion and amortization	10,133	8,821
Commodity derivative contracts:
Derivative (gains) losses included in operating income	843	(261)
Derivative (gains) losses included in other income	2,647	6,133
Cash settlements of derivatives for period	(2,072)	(2,922)
Non-cash cost of gas purchased	—	4,551
Maintenance capital expenditures	(1,946)	(655)

Distributable cash flow (see Note 1)	$26,038	$24,007

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$7,002	$5,496
Acquisitions, net of cash acquired	339	3,069
Change in accrued capital expenditures	706	(1,072)

Capital expenditures (see Note 2)	$8,047	$7,493

Note 1 - Distributable cash flow represents net income plus depreciation, depletion and amortization expense, derivative losses (gains) included in operations and cash paid for derivative settlements, minus non-cash cost of gas purchased minus maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) which are not expansion capital expenditures. Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Distributable cash flow is a significant liquidity metric which is an indicator of PVR’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions and other expenditures and change in accrued capital expenditures. Management believes capital expenditures provide useful information regarding PVR’s capital program as a supplement to cash additions to property and equipment.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for 2007.

	Actual First Quarter 2007	Guidance Full Year 2007
Coal Segment:
Coal royalty tons (millions)	8.3	31.0	-	33.0
Revenues:
Average coal royalty per ton	$3.02	2.85	-	2.95
Other	$3.5	13.0	-	15.0
Expenses:
Operating expenses	$5.1	18.0	-	20.0
Depreciation, depletion and amortization	$5.5	20.5	-	22.0
Capital Expenditures:
Expansion and acquisitions	$0.4	3.5	-	4.5
Maintenance capital expenditures	$0.1	0.1	-	0.2
Total Coal Capital Expenditures	$0.5	3.6	-	4.7
Natural Gas Midstream Segment:
Throughput volumes (MMcf per day) - (a)	177	180	-	190
Expenses:
Operating expenses	$6.9	27.0	-	29.0
Depreciation, depletion and amortization	$4.6	17.5	-	18.5
Capital Expenditures:
Expansion and acquisitions	$5.7	38.0	-	40.0
Maintenance capital expenditures	$1.9	12.0	-	14.0
Total Midstream Capital Expenditures	$7.6	50.0	-	54.0
Other:
Interest expense:
Average long-term debt outstanding	$221.8	220.0	-	230.0
Interest rate	6.2%	6.8%	-	7.2%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

See Note on following page.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Note to Guidance Table:

(a) The natural gas midstream segment’s derivative positions as of March 31, 2007, are summarized below:

	Average Volume Per Day	Weighted Average Price
Ethane Swaps (revenue)	(in gallons)	(per gallon)
Second Quarter 2007 through Fourth Quarter 2007	34,440	$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440	$0.4700

Propane Swaps (revenue)	(in gallons)	(per gallon)
Second Quarter 2007 through Fourth Quarter 2007	26,040	$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040	$0.7175

Natural Gasoline Swaps (revenue)	(in gallons)	(per gallon)
Second Quarter 2007 through Fourth Quarter 2007	23,520	$1.2650

Crude Oil Swaps (revenue)	(in barrels)	(per barrel)
Second Quarter 2007 through Fourth Quarter 2007	560	$50.80
First Quarter 2008 through Fourth Quarter 2008	560	$49.27

Crude Oil Swaps (cost of gas purchased)	(in barrels)	(per barrel)
Second Quarter 2007 through Fourth Quarter 2007	560	$57.12

Natural Gas Swaps (cost of gas purchased)	(in MMbtu)	(per MMbtu)
Second Quarter 2007 through Fourth Quarter 2008	4,000	$6.97

Management estimates that reflective of the above derivative positions, for every $1.00 per MMBtu decrease or increase in natural gas prices, forecasted natural gas midstream gross processing margin and operating income from May through December 2007 would increase or decrease, respectively, by approximately $8.1 million. This assumes oil and other liquids prices and inlet volumes remain constant at mid-April NYMEX futures or forecasted levels. In addition, management also estimates that reflective of the above derivative positions, for every $5.00 per barrel increase or decrease in the oil prices, forecasted natural gas midstream gross processing margin and operating income from May through December 2007 would increase or decrease, respectively, by approximately $7.8 million. This assumes natural gas prices and inlet volumes remain constant at mid-April NYMEX futures or forecasted levels. The estimates also assume plant operating conditions do not change.